Exhibit 8.3

[Hunton & Williams Letterhead]

February 6, 2003

E*TRADE Mortgage Backed Securities Corporation

671 North Glebe Road

Arlington, VA 22203

Ladies and Gentlemen:

We have acted as counsel to E*TRADE Mortgage Backed Securities Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of pass-through certificates (the “Certificates”) or mortgage-backed notes (“Notes”), issuable in one or more series by separate trusts (each, a “Trust”) to be established by the Company. The Certificates of each Trust will be issued pursuant to the form of pooling and servicing agreement, among the company, the trustee to be named therein and a master servicer also to be named therein (the “Pooling and Servicing Agreement”).

We have reviewed the originals or copies of (i) the Pooling and Servicing Agreement, including the forms of the Certificates annexed thereto; (ii) the Registration Statement, the prospectus and the related prospectus supplement included therein; and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Based on the foregoing, we adopt and confirm that the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Consequences” are our opinion as to the material federal income tax consequences associated with the purchase, ownership and disposition of the Certificates. We also are of the opinion that, with respect to the issuance of the Certificates of a Trust for which no election to be treated as a real estate mortgage investment conduit is to be made, if (i) the Seller, the Trustee, and the other parties to the issuance transaction comply (without waiver) with all of the provisions of the applicable Pooling and Servicing Agreement and certain other documents to be prepared and executed in connection with such transaction and (ii) the Certificates are issued and sold as described in the Registration Statement and the prospectus supplement to be issued in connection with the Trust, the Trust will be classified as a grantor trust under Subpart E, Part 1 of subchapter J of the Internal Revenue Code of l986, as amended (the “Code”), and not as an association taxable as a corporation.

E*TRADE Mortgage Backed Securities Corporation

February 6, 2003

You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption “Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of any state.

Very truly yours,

/s/ Hunton & Williams